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                                                                    EXHIBIT 11.1

STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

            Dental/Medical Diagnostic Systems, Inc. and Subsidiaries
   For the Thirteen Week and Thirty Nine Week Periods Ended November 30, 1996

                                                   Thirteen      Thirty Nine
NET INCOME PER SHARE WAS                             Weels          Weeks
CALCULATED AS FOLLOWS:                             ---------     -----------
Primary:

Net Income (loss)                                  $(136,301)      $(100,568)

Weighted average common shares outstanding         3,980,717       3,841,632

Incremental shares under stock options computed
under the treasury stock method using the average
market price of the issuer's commons stock during
the period                                             --              --

Net income (loss) per share                            $(.03)          $(.03)

Fully diluted:

Net income (loss)                                  $(136,301)      $(100,568)

Weighted average common shares outstanding         3,980,717       3,841,632

Incremental shares under stock options computed
under the treasury stock method using the market
price of the issuer's common stock at the end of
the period of higher than the average market price     --               --

Weighted average common and common equivalent
shares outstanding                                 3,980,717       3,841,632

Net Income (loss) per share                            $(.03)          $(.03)

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